Exhibit 9

Execution Version

INDEMNIFICATION AGREEMENT

This Indemnification Agreement (as amended, modified or extended from time to time, this “Agreement”) is made as of July 23, 2009 by and between NationsHealth, Inc. a Delaware corporation (the “Company”), each of the Company’s subsidiaries signatories hereto solely for purposes of Section 21 of this Agreement and Mark H. Rachesky, M.D. (“Indemnitee”).

RECITALS

WHEREAS, pursuant to the terms and conditions of the Merger Agreement (as defined below), the Company agreed to enter into this Agreement with the Indemnitee;

WHEREAS, Indemnitee is willing to serve as a director and/or officer of the Company so long as Indemnified Parties (as defined below) are provided with adequate protection through insurance and/or indemnification against the risks of claims and other actions being asserted against any of them arising out of Indemnitee’s service to and activities on behalf of the Company;

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that, in order to help attract and retain qualified individuals as directors and/or officers, the best interests of the Company and its stockholders will be served by maintaining, on an ongoing basis, at the Company’s sole cost and expense, insurance to protect persons serving the Company and its subsidiaries as directors and/or officers from certain liabilities;

WHEREAS, the Board has determined that, in order to help attract and retain qualified individuals as directors and/or officers, the best interests of the Company and its stockholders will be served by assuring such individuals that the Company will indemnify them to the maximum extent permitted by law;

WHEREAS, the restated certificate of incorporation of the Company as in effect on the date hereof (the “Certificate of Incorporation”) requires, in certain circumstances described therein, and in other circumstances permits, but does not obligate the Company to provide for, the indemnification of directors and/or officers of the Company, subject to certain limitations contained therein, and Indemnitee may also be entitled to indemnification pursuant to the Delaware General Corporation Law (“DGCL”);

WHEREAS, the Certificate of Incorporation and the DGCL expressly provide that the indemnification provisions set forth therein are not exclusive, and thereby contemplate that contracts may be entered into between the Company and members of the Board, officers and other persons with respect to indemnification and the advancement of defense costs;

WHEREAS, it therefore is reasonable, prudent and necessary for the Company contractually to obligate itself to indemnify, and to advance defense costs on behalf of, Indemnified Parties to the extent provided herein so that Indemnitee will serve or continue to serve the Company;

WHEREAS, this Agreement is a supplement to and in furtherance of the Certificate of Incorporation, the DGCL, and any resolutions of the Board adopted pursuant thereto, and shall not be deemed a substitute therefore, nor shall it be deemed to diminish or abrogate any rights of an Indemnified Party thereunder; and

WHEREAS, the Indemnitee, as the case may be, may have certain rights to indemnification and/or insurance provided by MHR Fund Management (as defined below), ComVest Investment Partners III, L.P. and/or their respective affiliates (each, as applicable, a “Fund Indemnitor”) which the Indemnitee and such Fund Indemnitor, as applicable, intends to be secondary to the primary obligation of the Company to indemnify Indemnitee as provided herein, with the Company’s acknowledgement and agreement to the foregoing being a material condition to (x) such Fund Indemnitor’s, as applicable, willingness to participate in the transactions contemplated by the Merger Agreement and (y) the Indemnitee’s willingness to serve on the Board; and

WHEREAS, Indemnitee is willing to serve as a director and/or officer of the Company on the condition that the Indemnified Parties be indemnified, as provided for herein.

NOW, THEREFORE, in consideration of the premises and the covenants contained herein, the Company and Indemnitee do hereby covenant and agree as follows:

1.

SERVICES TO THE COMPANY.  Indemnitee will serve or continue to serve, at the will of the Company, as a director and/or officer of the Company for so long as Indemnitee is duly elected or appointed or until Indemnitee tenders his resignation.

2.

DEFINITIONS.  As used in this Agreement:

(a)

“Corporate Status” shall describe the status of a person who is or was a director, officer, trustee, partner, member, fiduciary, employee or agent of the Company or of any other Enterprise, which such person is or was serving at the request of the Company.

(b)

“Disinterested Director” shall mean a member of the Board who is not and was not a party to the Proceeding in respect of which indemnification is sought by an Indemnified Party.

(c)

“Enterprise” shall mean any corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise of which Indemnitee is or was serving at the request of the Company as a director, officer, trustee, partner, member, fiduciary, employee or agent.

(d)

“Expenses” shall include all reasonable attorneys’ fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other disbursements, costs, expenses and obligations of the types and amounts customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in, or otherwise participating in, a Proceeding.  Expenses also shall include costs incurred in connection with any appeal resulting from any Proceeding, including, without limitation, the premium, security for, and other costs relating to any bond, supersedes bond, or other appeal bond or its equivalent.  Expenses, however, shall not include amounts paid in settlement by an Indemnified Party or the amount of judgments or fines against an Indemnified Party.

(e)

References to “fines” shall include any excise tax assessed on a person with respect to any employee benefit plan pursuant to applicable law.

(f)

“Indemnified Party or Indemnified Parties” shall include any or all of the Indemnitee and MHR Fund Management LLC, a Delaware limited liability company (“MHR Fund Management”), and each of their respective affiliates and advised funds, and each of their respective officers, directors, stockholders, investors, members, partners, managers, agents, representatives, advisors, attorneys, accountants, employees, any affiliate of the foregoing and each of their respective successors and permitted assigns of any such persons or entities and each person or entity who controls any of the foregoing.

(g)

“Independent Counsel” means a law firm, or a member of a law firm, that is experienced in matters of corporation law and neither presently is, nor in the past five (5) years has been, retained to represent: (i) the Company or an Indemnified Party in any matter material to any such party (other than with respect to matters concerning an Indemnified Party under this Agreement, or other indemnitees under similar indemnification agreements), or (ii) any other party to the Proceeding giving rise to a claim for indemnification hereunder.

(h)

“Merger Agreement” means that certain Agreement and Plan of Merger, dated April 30, 2009, by and among the Company, ComVest NationsHealth Holdings, LLC, a Delaware limited liability company (“Parent”) and NationsHealth Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent.

(i)

The term “Proceeding” shall include any threatened, pending or completed action, suit, arbitration, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding, whether brought in the right of the Company or otherwise and whether of a civil, criminal, administrative or investigative nature, including any related appeal, in which an Indemnified Party was, is or will be involved as a party or witness or otherwise by reason of the fact that Indemnitee is or was a director, officer, trustee, partner, member, fiduciary, employee and/or agent of the Company, by reason of any action taken or not taken by him or her while acting as director, officer, trustee, partner, member, fiduciary, employee and/or agent of the Company, or by reason of the fact that he is or was serving at the request of the Company as a director, officer, trustee, partner, member, fiduciary, employee and/or agent of any other Enterprise, in each case whether or not serving in such capacity at the time any liability or expense is incurred for which indemnification, reimbursement, or advancement of Expenses can be provided under this Agreement.

(j)

References to the phrase “serving at the request of the Company” shall include, without limitation, any service provided at the request of the Company as a director, officer, trustee, partner, member, fiduciary, employee and/or agent of the Company and any duties or services by such director, officer, trustee, partner, member, fiduciary, employee and/or agent with respect to an employee benefit plan or its participants and beneficiaries.

(k)

References to the phrase “to the fullest extent permitted by law” shall include, but not be limited to: (i) the fullest extent authorized or permitted by the then-applicable provisions of the DGCL that authorize or contemplate indemnification by agreement, or the corresponding provision of any amendment to or replacement of the DGCL, and (ii) the fullest extent authorized or permitted by any amendments to or replacements of the DGCL adopted after the date of this Agreement that increase the extent to which a corporation may indemnify its officers and/or directors.

3.

INDEMNITY IN THIRD-PARTY PROCEEDINGS.  Subject to Section 8 below, the Company shall indemnify an Indemnified Party in accordance with the provisions of this Section 3 if such Indemnified Party was, is or becomes, or is threatened to be made, a party to or a participant in (as a witness or otherwise) any Proceeding, other than a Proceeding by or in the right of the Company to procure a judgment in its favor.  Pursuant to this Section 3, an Indemnified Party shall, to the fullest extent permitted by law, be indemnified against all judgments, fines, penalties, amounts paid in settlement (including, without limitation, all interest, taxes, assessments, costs, and any other charges or amounts paid or payable in connection with or in respect of any of the foregoing) (collectively, “Losses”) and Expenses incurred by an Indemnified Party or on his, her or its behalf in connection with such Proceeding or any action, discovery event, claim, issue or matter therein or related thereto.

4.

INDEMNITY IN PROCEEDINGS BY OR IN THE RIGHT OF THE COMPANY.  Subject to Section 8 below, the Company shall indemnify an Indemnified Party in accordance with the provisions of this Section 4 if such Indemnified Party was, is or becomes, or is threatened to be made, a party to or a participant in (as a witness or otherwise) any Proceeding by or in the right of the Company to procure a judgment in its favor.  Pursuant to this Section 4, an Indemnified Party shall, to the fullest extent permitted by law, be indemnified against all Expenses incurred by him, her or it or on his, her or its behalf in connection with the defense or settlement of such Proceeding or any action, discovery event, claim, issue or matter therein or related thereto.  No indemnification, however, shall be made under this Section 4 in respect of any claim, issue or matter as to which an Indemnified Party shall have been adjudged to be liable to the Company, unless and only to the extent that the court in which the Proceeding was brought or, if no Proceeding was brought in a court, any court of competent jurisdiction, determines upon application that, in view of all the circumstances of the case, such Indemnified Party fairly and reasonably is entitled to indemnification for such portion of the Expenses as the court deems proper.

5.

INDEMNIFICATION FOR EXPENSES WHERE INDEMNIFIED PARTY IS WHOLLY OR PARTLY SUCCESSFUL.  Notwithstanding Section 4 of this Agreement, to the extent that an Indemnified Party was, is or becomes, by reason of Indemnitee’s Corporate Status, a party to a Proceeding, and is successful, on the merits or otherwise, in the defense of any claim, issue or matter therein, the Company shall indemnify such Indemnified Party against all Expenses incurred by him, her or it or on his, her or its behalf in connection with such successful defense.  For the avoidance of doubt, if an Indemnified Party is not wholly successful in such Proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Proceeding, the Company shall indemnify such Indemnified Party against all Expenses incurred by him or her or on his or her behalf in connection with each successfully resolved claim, issue or matter.  For purposes of this Section 5 and, without limitation, the termination of any claim, issue or matter in such a Proceeding by withdrawal or dismissal, with or without prejudice, shall be deemed to be a successful result as to such claim, issue or matter.

6.

INDEMNIFICATION FOR EXPENSES OF A WITNESS.  Notwithstanding and in addition to any other provision of this Agreement, to the extent that any Indemnified Party was, is or becomes, by reason of Indemnitee’s Corporate Status, a witness in or otherwise incurs Expenses in connection with any Proceeding to which such Indemnified Party is not a party, he, she or it shall, to the fullest extent permitted by law, be indemnified against all Expenses incurred by him, her or it or on his, her or its behalf in connection therewith.

7.

ADDITIONAL INDEMNIFICATION.  In addition to, and without regard to any limitation in Sections 4 or 5 hereof, but subject to Section 8 hereof, the Company shall indemnify an Indemnified Party if such Indemnified Party was, is or becomes, or is threatened to be made, a party to any Proceeding (including a Proceeding by or in the right of the Company to procure a judgment in its favor) against all Losses and Expenses incurred by an Indemnified Party in connection with the Proceeding.  The only limitation that shall exist upon the Company’s obligation pursuant to this Agreement shall be that the Company shall not be obligated to make any payment to the Indemnified Party that is finally determined (under the procedures and subject to the presumptions set forth in Section 12 hereof) by a non-appealable order of a court of competent jurisdiction to be unlawful under Delaware law.

8.

EXCLUSIONS. The Company shall not be obligated under this Agreement to make any indemnity, including for Expenses, in connection with any Proceeding against an Indemnified Party:

(a)

in connection with any Proceeding (or any part of any Proceeding) initiated by such Indemnified Party, including any Proceeding (or any part of any Proceeding) initiated by such Indemnified Party against the Company (other than any Proceeding referred to in Sections 13(d) or (e) below) or its directors, officers, employees and/or other indemnitees, unless (i) the bringing of such Proceeding (or any part of any Proceeding) shall have been approved by the Disinterested Directors, (ii) the Company provides the indemnification, in its sole discretion, pursuant to the powers vested in the Company under applicable law or (iii) such Proceeding (or any part of any Proceeding) is being brought by the Indemnified Party to assert, interpret or enforce his, her or its rights under this Agreement, it being understood that for purposes of this Agreement, bona fide counterclaims, impleadings or other responses or defensive actions by an Indemnified Party shall not be deemed to be Proceedings initiated by the Indemnified Party; or

(b)

in which there has been a final and non-appealable adjudication by a court of competent jurisdiction that, in connection with the subject of the Proceeding out of which the claim for indemnification has arisen, the Indemnified Party acted with willful misconduct in bad faith, which act(s) were material to the cause of action so adjudicated; or

(c)

upon the mutual agreement among the parties hereto.

9.

ADVANCES OF EXPENSES; DEFENSE OF CLAIM.

(a)

Notwithstanding any provision of this Agreement to the contrary, an Indemnified Party shall be entitled to advances of Expenses in connection with a Proceeding that such Indemnified Party claims is covered by Sections 3, 4, 5, 6 or 7 hereof, prior to a final determination of eligibility for indemnification and prior to the final disposition of the Proceeding, upon the execution and delivery to the Company of an undertaking by or on behalf of such Indemnified Party providing that such Indemnified Party will repay such advances to the extent that it ultimately is determined that such Indemnified Party is not entitled to be indemnified by the Company.  This Section 9(a) shall not apply to any claim made by an Indemnified Party for which indemnity is excluded pursuant to Section 8.

(b)

The Company shall advance pursuant to Section 9(a) the Expenses requested to be advanced by an Indemnified Party in connection with any Proceeding within ten (10) days after the receipt by the Company of a written statement or statements requesting such advances from time to time, whether prior to or after final disposition of any Proceeding.  Advances shall be unsecured and interest free.  Advances shall be made without regard to an Indemnified Party’s ability to repay such advances.

(c)

The Company will be entitled to participate in the Proceeding at its own expense.

(d)

The Company shall not settle any action, claim or Proceeding (in whole or in part) which would impose any Expense, judgment, fine, penalty or limitation on an Indemnified Party without such Indemnified Party’s prior written consent, which consent shall not be unreasonably withheld or delayed.

(e)

The Indemnified Party shall not settle any action, claim or Proceeding (in whole or in part) which would impose any Expense, judgment, fine, penalty or limitation on the Company without the Company’s prior written consent, which consent shall not be unreasonably withheld or delayed.

10.

PROCEDURE FOR NOTIFICATION AND APPLICATION FOR INDEMNIFICATION.

(a)

Within forty (40) days after the actual receipt by an Indemnified Party of notice of any Proceeding for which indemnity will or could be sought under this Agreement, such Indemnified Party shall submit to the Company a written notice identifying the Proceeding.  The failure by such Indemnified Party to notify the Company within such 40-day period will not relieve the Company from any liability which it may have to such Indemnified Party (i) otherwise than under this Agreement, and (ii) under this Agreement, unless and only to the extent that the Company is actually and materially prejudiced as a consequence of the failure to provide notice within such 40-day period.

(b)

An Indemnified Party shall at the time of giving such notice pursuant to Section 10(a) or thereafter deliver to the Company a written application for indemnification.  Such application may be delivered at such time as such Indemnified Party deems appropriate in his, her or its sole discretion.  Following delivery of such a written application for indemnification by an Indemnified Party, such Indemnified Party’s entitlement to indemnification shall be determined promptly according to Section 11(a) of this Agreement and the outcome of such determination shall be reported to such Indemnified Party in writing within forty (40) days of the submission of such application.

11.

PROCEDURE UPON APPLICATION FOR INDEMNIFICATION.

(a)

Upon written application by an Indemnified Party for indemnification pursuant to Section 10(b) or written statement by an Indemnified Party for advances of Expenses pursuant to Section 9(b), a determination with respect to such Indemnified Party’s entitlement thereto pursuant to the mandatory terms of this Agreement, pursuant to statute, or pursuant to other sources of right to indemnity, and pursuant to Section 12 of this Agreement shall be made in the specific case by one of the following three methods, which shall be at the election of the Indemnified Party: (i) by a majority vote of the Disinterested Directors, whether or not such directors otherwise would constitute a quorum of the Board; or (ii) by Independent Counsel in a written opinion to the Board, a copy of which shall be delivered to such Indemnified Party.   An Indemnified Party shall reasonably cooperate with the person, persons or entity making the determination with respect to such Indemnified Party’s entitlement to indemnification, including providing to such person, persons or entity upon reasonable advance request any documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to such Indemnified Party and reasonably necessary to such determination.  Any Expenses (including attorneys’ fees and disbursements) incurred by such Indemnified Party in so cooperating with the person, persons or entity making such determination shall be borne by the Company (irrespective of the determination as to such Indemnified Party’s entitlement to indemnification) and the Company hereby indemnifies and agrees to hold such Indemnified Party harmless from any such Expenses.

(b)

If it is determined that an Indemnified Party is entitled to indemnification requested by such Indemnified Party in a written application submitted to the Company pursuant to Section 10(b), payment to such Indemnified Party shall be made within thirty (30) days after such determination.  All advances of Expenses requested in a written statement by an Indemnified Party pursuant to Section 9(b) prior to a final determination of eligibility for indemnification shall be paid in accordance with Section 9.

(c)

In the event the determination of entitlement to indemnification is to be made by Independent Counsel pursuant to Section 11(a) hereof, the Independent Counsel shall be selected by the Indemnified Party (unless the Indemnified Party requests that such selection be made by the Board). The Company or the Indemnified Party, as the case may be, may, within ten (10) days after such written notice of selection shall have been received, deliver to the Indemnified Party or the Company, as the case may be, a written objection to such selection; provided, however, that such objection may be asserted only on the ground that the Independent Counsel so selected does not meet the requirements of “Independent Counsel” as defined in Section 2 of this

Agreement, and the objection shall set forth with particularity the factual basis of such assertion.  Absent a proper and timely objection, the person so selected shall act as Independent Counsel.  If a written objection is made and substantiated, the Independent Counsel so selected may not serve as Independent Counsel unless and until such objection is withdrawn or a court of competent jurisdiction has determined that such objection is without merit.

(d)

If, within twenty (20) days after submission by an Indemnified Party of a written request for indemnification pursuant to Section 9(b) or 10(b) hereof, no Independent Counsel shall have been selected and not objected to, either the Indemnified Party or the Company, as the case may be, may petition a court of competent jurisdiction for resolution of any objection which shall have been made by the Company or the Indemnified Party, as the case may be, to the other’s selection of Independent Counsel and/or for the appointment as Independent Counsel of a person selected by a court of competent jurisdiction or by such other person as a court of competent jurisdiction shall designate, and the person with respect to whom all objections are so resolved or the person so appointed shall act as Independent Counsel under Section 11(a) hereof.

(e)

The Company agrees to pay the reasonable Expenses of the Independent Counsel and to fully indemnify such Independent Counsel against any and all Expenses, claims, liabilities and damages arising out of or relating to this Agreement or its engagement pursuant hereto.

(f)

Upon the due commencement of any judicial proceeding or arbitration pursuant to Section 13(a) of this Agreement, any Independent Counsel shall be discharged and relieved of any further responsibility in such capacity (subject to the applicable standards of professional conduct then prevailing).

12.

PRESUMPTIONS AND EFFECT OF CERTAIN PROCEEDINGS.

(a)

Presumption in Favor of Indemnified Party.  In making a determination with respect to entitlement to indemnification hereunder, the person or persons or entity making such determination shall presume that an Indemnified Party is entitled to indemnification under this Agreement if such Indemnified Party has submitted an application for indemnification in accordance with Section 10(a) of this Agreement, and the Company shall have the burden of proof to overcome that presumption.

(b)

No Presumption Against Indemnified Party.  Neither the failure of the Company (including by its Disinterested Directors, Independent Counsel or stockholders) to have made a determination prior to the commencement of any action pursuant to this Agreement nor an actual determination by the Company (including by its Disinterested Directors, Independent Counsel or stockholders) that an Indemnified Party has not met the applicable standard of conduct for indemnification shall be a defense to the action or create a presumption that such Indemnified Party has not met the applicable standard of conduct.

(c)

Forty Day Period for Determination.  If the person, persons or entity empowered or selected under Section 11 of this Agreement to determine whether an Indemnified Party is entitled to indemnification shall not have made a determination within forty (40) days after receipt by the Company of an application therefor, a determination of entitlement to indemnification shall be deemed to have been made and such Indemnified Party shall be entitled to such indemnification, absent (i) a misstatement by such Indemnified Party of a material fact, or an omission of a material fact necessary to make such Indemnified Party’s statement not materially misleading, in connection with the application for indemnification, or (ii) a prohibition of such indemnification under applicable law.

(d)

No Presumption from Termination of a Proceeding.  The termination of any Proceeding or of any claim, issue or matter therein, by judgment, order, settlement (whether with or without court approval) or conviction, or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that the Indemnified Party did not meet any particular standard of conduct or have any particular belief or that a court has determined that indemnification is not permitted under applicable law.

(e)

Reliance as Safe Harbor.  For purposes of any determination of whether an Indemnified Party committed willful misconduct in bad faith, an Indemnified Party shall be deemed not to have committed willful misconduct in bad faith if such Indemnified Party’s action or failure to act is based on the records or books of account of the Company or any Enterprise other than the Company, including financial statements, or on information supplied to such Indemnified Party by the officers of the Company or any Enterprise other than the Company in the course of their duties, or on the advice of legal counsel for the Company or any Enterprise other than the Company or on information or records given or reports made to the Company or any

Enterprise other than the Company by an independent certified public accountant or by an appraiser or other expert selected by the Company or any Enterprise other than the Company, except if such Indemnified Party knew or had reason to know that such records or books, information supplied by such officers, advice of legal counsel or information or records given or reports made by an independent certified public accountant or by an appraiser or other expert were materially false or inaccurate.  The provisions of this Section 12(e) shall not be deemed to be exclusive or to limit in any way the other circumstances in which an Indemnified Party may be deemed or found to have met any applicable standard of conduct.

(f)

Actions of Others.  The knowledge and/or actions, or failure to act, of any other director, officer, trustee, partner, member, fiduciary, employee and/or agent of the Company or any Enterprise other than the Company shall not be imputed to an Indemnified Party for purposes of determining the right to indemnification under this Agreement.

13.

REMEDIES OF INDEMNIFIED PARTY.

(a)

Adjudication/Arbitration.  In the event that (i) a determination is made pursuant to Section 11 of this Agreement that an Indemnified Party is not entitled to indemnification under this Agreement, (ii) advancement of Expenses is not timely made pursuant to Section 9 of this Agreement, (iii) no determination of entitlement to indemnification shall have been made pursuant to Section 11(a) of this Agreement within 60 days after receipt by the Company of the application for indemnification, or (iv) payment of indemnification is not made pursuant to Sections 3, 4, 5, 6, 7 and 11(b) of this Agreement within ten (10) days after a determination has been made that an Indemnified Party is entitled to indemnification, or after receipt by the Company of a written request for any additional monies owed with respect to a Proceeding as to which it already has been determined that an Indemnified Party is entitled to indemnification, such Indemnified Party shall be entitled to an adjudication by a court of his, her or its entitlement to such indemnification or advancement of Expenses.  Alternatively, such Indemnified Party, at his or her option, may seek an award in arbitration to be conducted by a single arbitrator pursuant to the Commercial Arbitration Rules of the American Arbitration Association.  The Company shall not oppose such Indemnified Party’s right to seek any such adjudication or award in arbitration.

(b)

Indemnified Party Not Prejudiced by Prior Adverse Determination.  In the event that a determination shall have been made pursuant to Section 11(a) of this Agreement that an Indemnified Party is not entitled to indemnification, any judicial proceeding or arbitration commenced pursuant to this Section 13 shall be conducted in all respects as a de novo trial, or arbitration, on the merits, and such Indemnified Party shall not be prejudiced by reason of the prior adverse determination.  In any judicial proceeding or arbitration commenced pursuant to this Section 13, the Company shall have the burden of proving an Indemnified Party is not entitled to indemnification or advancement of Expenses, as the case may be.

(c)

Company Bound by Prior Determination.  If a determination shall have been made pursuant to Section 11(a) of this Agreement that an Indemnified Party is entitled to indemnification, the Company shall be bound by such determination in any judicial proceeding or arbitration commenced pursuant to this Section 13, absent (i) a misstatement by such Indemnified Party of a material fact, or an omission of a material fact necessary to make such Indemnified Party’s statement not materially misleading, in connection with the application for indemnification, or (ii) a prohibition of such indemnification under applicable law.

(d)

Expenses.  In the event that an Indemnified Party, pursuant to this Section 13, seeks a judicial adjudication of or an award in arbitration to enforce his or her rights under, or to recover damages for breach of, this Agreement, such Indemnified Party shall be entitled to recover from the Company, and shall be indemnified by the Company against, any and all Expenses incurred by him or her in preparation for, participation in or otherwise in connection with such judicial adjudication or arbitration, regardless of whether the Indemnified Party is ultimately determined to be entitled to such indemnification to the fullest extent permitted by law.

(e)

Advances of Expenses.  If requested by an Indemnified Party, the Company shall (within two (2) days after receipt by the Company of a written request therefore) advance to such Indemnified Party the Expenses in preparation for, participation in or otherwise in connection with, any judicial proceeding or arbitration brought by such Indemnified Party for indemnification or advancement of Expenses from the Company under this Agreement or any other agreement or bylaw of the Company now or hereafter in effect relating to indemnification resulting from the Indemnitee’s Corporate Status, and/or under any directors’ and/or officers’ liability insurance policies maintained by the Company, regardless of whether the Indemnified Party is ultimately determined to be entitled to such advance Expense payment or insurance recovery, as the case may be.

(f)

Precluded Assertions by the Company.  The Company shall be precluded from asserting in any judicial proceeding or arbitration commenced pursuant to this Section 13 that the procedures and presumptions of this Agreement are not valid, binding and enforceable and shall stipulate in any such court or before any such arbitrator that the Company is bound by all the provisions of this Agreement.

14.

NON-EXCLUSIVITY; PRIMACY OF INDEMNIFICATION; SURVIVAL OF RIGHTS; INSURANCE; SUBROGATION; COMPETING ACTIVITIES.

(a)

Rights of Indemnified Party Not Exclusive.  The rights of indemnification and to receive advancement of Expenses as provided by this Agreement shall not be deemed exclusive of any other rights to which an Indemnified Party may at any time be entitled under applicable law, the Certificate of Incorporation, the Bylaws, any agreement, vote of stockholders or a resolution of officers, or otherwise, including without limitation as set forth in the Merger Agreement.  No right or remedy herein conferred by this Agreement is intended to be exclusive of any other right or remedy, and every other right and remedy shall be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise.  The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent or subsequent assertion or employment of any other right or remedy.

(b)

Primacy of Indemnification. The Company hereby acknowledges that Indemnitee, as the case may be, may have certain rights to indemnification, advancement of Expenses and/or insurance provided by a Fund Indemnitor, as applicable.  The Company hereby agrees that (i) it is the indemnitor of first resort (i.e., its obligations to Indemnitee are primary and any obligation of a Fund Indemnitor, as applicable, to advance Expenses or to provide indemnification for the same Expenses or Losses incurred by Indemnitee are secondary to any such obligation of the Company), (ii) that it shall be required to advance the full amount of Expenses incurred by Indemnitee and shall be liable for the full amount of all Expenses and Losses to the extent legally permitted and as required by the terms of this Agreement and the Certificate of Incorporation or Bylaws of the Company (or any other agreement between the Company and Indemnitee), without regard to any rights Indemnitee may have against a Fund Indemnitor, as applicable, and (iii) it irrevocably waives, relinquishes and releases each Fund Indemnitor, as applicable, from any and all claims (x) against such Fund Indemnitor, as applicable, for contribution, indemnification, subrogation or any other recovery of any kind in respect thereof and (y) that the Indemnitee must seek Expense advancement or reimbursement, or indemnification, from any Fund Indemnitor, as applicable, before the Company must perform its Expense advancement and reimbursement, and indemnification obligations, under this Agreement.  No advancement or payment by any Fund Indemnitor, as applicable, on behalf of Indemnitee with respect to any claim for which Indemnitee has sought indemnification from the Company shall affect any of the foregoing.  Each Fund Indemnitor, as applicable, shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery which Indemnitee would have had against the Company if such Fund Indemnitor, as applicable, had not advanced or paid any amount to or on behalf of Indemnitee. The Company and Indemnitee agree that each Fund Indemnitor is an express third party beneficiary of the terms of this Agreement.

(c)

Survival of Rights.  No amendment, alteration or repeal of this Agreement or of any provision hereof shall limit or restrict any right of an Indemnified Party under this Agreement in respect of any action taken or omitted by such Indemnified Party in his or her Corporate Status prior to such amendment, alteration or repeal.

(d)

Change of Law.  To the extent that a change in Delaware law, whether by statute or judicial decision, permits greater indemnification or advancement of Expenses than would be afforded currently under the Certificate of Incorporation and this Agreement, it is the intent of the parties hereto that an Indemnified Party shall enjoy by this Agreement the greater benefits so afforded by such change.

(e)

Insurance.

(i)

As long as the Indemnitee shall continue to serve as a director and/or officer of the Company or as a director, officer, trustee, partner, member, fiduciary, employee and/or agent of any other Enterprise, and thereafter as long as any Indemnified Party shall be subject to any possible Proceeding by reason of Indemnitee’s Corporate Status, the Company will purchase and maintain in effect for the benefit of the Indemnified Parties one or more valid, binding and enforceable policies (the “Insurance Policies”) of directors’ and/or officers’ liability insurance (“D&O Insurance”)

providing adequate liability coverage for the Indemnitee’s acts in such capacities. The Company shall promptly notify the Indemnitee of any lapse, amendment or failure to renew said policy or policies or any provision thereof relating to the extent or nature of coverage provided thereunder. In the event the Company does not purchase and maintain in effect said policy or policies of D&O Insurance pursuant to the provisions of this Section 14(e), the Company shall, in addition to and not in limitation of the other rights granted the Indemnified Parties under this Agreement, hold harmless and indemnify the Indemnified Parties to the full extent of coverage which would otherwise have been provided for the benefit of the Indemnified Parties pursuant to the Insurance Policies.

(ii)

To the extent that the Company maintains Insurance Policies providing liability insurance for directors, officers, trustees, partners, members, fiduciaries, employees, and/or agents of the Company or of any other Enterprise which such person serves at the request of the Company, Indemnified Parties shall be covered by such Insurance Policies in accordance with its or their terms to the maximum extent of the coverage available for any such director, trustee, partner, member, fiduciary, officer, employee and/or agent under such Insurance Policies.  If, at the time the Company receives notice from any source of a Proceeding as to which an Indemnified Party is a party or a participant (as a witness or otherwise), the Company has D&O Insurance in effect that covers such Indemnified Party, the Company shall give prompt notice of such Proceeding to the insurers in accordance with the procedures set forth in the respective Insurance Policies.  The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of such Indemnified Party, all amounts payable as a result of such Proceeding in accordance with the terms of such Insurance Policies.

(f)

Subrogation.  Except as provided in Section 14(b) above, in the event of any payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of an Indemnified Party, who shall execute all papers required and take all action necessary to secure such rights, including execution of such documents as are necessary to enable the Company to bring suit to enforce such rights; provided, however, that the foregoing shall in no way limit the ability of an Indemnified Party to compromise or settle any Proceeding, including waiving any claim that would otherwise be available to the Company under or as a result of this Section 14(f), in accordance with the other provisions of this Agreement.

(g)

Other Payments. Except as provided in Section 14(b) above, (i) the Company shall not be liable under this Agreement to make any payment of amounts otherwise indemnifiable hereunder if and to the extent that Indemnified Party has otherwise actually received such payment without restriction or condition under any insurance policy, contract or agreement, and such payment has not been challenged, subject to repayment or repaid, and (ii) the Company’s obligation to indemnify or advance Expenses hereunder to the Indemnified Party who is or was serving at the request of the Company as a director, officer, trustee, partner, member, fiduciary, employee and/or agent of any other Enterprise shall be reduced by any amount the Indemnified Party has actually received as indemnification or advancement of expenses from such Enterprise.

(h)

Partial Indemnification.  If any Indemnified Party is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of Losses or Expenses, but not, however, for the total amount thereof, the Company shall nevertheless indemnify the Indemnified Party for the portion thereof to which the Indemnified Party is entitled.

(i)

Competing Activities.  Subject to the express provisions of this Agreement and any other agreements with the Company, each Indemnified Party (other than an Indemnified Party that is also serving as an officer of the Company or any of its subsidiaries), at any time and from time to time, may engage in and own interests in other business ventures of any type and description, independently or with others (including business ventures in competition with the Company), and shall not be required to direct or offer to the Company or any of its subsidiaries any business or other opportunities that such person may pursue independently of his, her or its relationship with the Company and its subsidiaries.  An Indemnified Party shall be indemnified to the fullest extent permitted hereunder against all Losses and Expenses incurred by such Indemnified Party in connection with a Proceeding relating to any activities of the Indemnified Party that are contemplated by this Section 14(i).

15.

DURATION OF AGREEMENT.  All agreements and obligations of the Company contained herein shall continue during the period Indemnitee is a director and/or an officer of the Company or of any other Enterprise and shall continue thereafter so long as any Indemnified Party shall be subject to any Proceeding (or any proceeding commenced by such Indemnified Party pursuant to Section 13 of this Agreement, including any rights of appeal of any proceeding commenced pursuant to Section 13) by reason of Indemnitee’s Corporate Status, whether or not Indemnitee is acting or serving in any such capacity at the time any liability or expense is incurred for which indemnification can be provided under this Agreement.  The Company shall require any successor or assignee (including any transferee of all or a substantial portion of the business, stock and/or assets of the Company and any direct or indirect successor by merger, consolidation or otherwise), by written agreement in form and substance reasonably satisfactory to the Company and to the Indemnitee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place.

16.

SEVERABILITY.  If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Agreement (including, without limitation, each portion of any Section of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and shall remain enforceable to the fullest extent permitted by law; (b) such provision or provisions shall be deemed reformed to the extent necessary to conform to applicable law and to give the maximum effect to the intent of the parties hereto; (c) to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of any Section of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested thereby; and (d) the Company shall nevertheless indemnify and hold harmless each Indemnified Party as to all Losses and Expenses to the full extent permitted by any applicable portion of this Agreement that shall not have been invalidated and to the fullest extent permitted by applicable law.

17.

ENFORCEMENT.

(a)

The Company expressly confirms and agrees that it has entered into this Agreement and assumed the obligations imposed on it hereby in order to induce Indemnitee to serve, or to continue to serve, as a director and/or an officer of the Company, and the Company acknowledges that Indemnitee is relying upon this Agreement in serving or continuing to serve as a director and/or officer of the Company.

(b)

This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral, written and implied, between the parties hereto with respect to the subject matter hereof.

18.

MODIFICATION AND WAIVER.  No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by each of the parties hereto.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions of this Agreement nor shall any waiver constitute a continuing waiver.

19.

SECURITY.  To the extent requested by Indemnitee and approved by the Board, the Company may at any time and from time to time provide security to the Indemnified Parties for the Company’s obligations hereunder through an irrevocable bank line of credit, funded trust or other collateral.  Any such security, once provided to Indemnitee, may not be revoked or released without the prior written consent of the Indemnitee.

20.

SUCCESSORS AND BINDING AGREEMENT.  This Agreement shall be binding upon the Company and its successors and assigns and shall inure to the benefit of and be enforceable by the Indemnified Parties, including as third party beneficiaries hereunder, and each of their personal or legal representatives, executors, administrators, successors, heirs, distributees, legatees and other successors.

21.

GUARANTEE.  Each of the subsidiaries of the Company party to this Agreement (each, a “Guarantor”) hereby irrevocably and unconditionally guarantees the due and punctual payment of all obligations of the Company under this Agreement. If any subsidiary (each, a “Significant Subsidiary”) of the Company, whether already existing or newly formed and whether direct or indirect, owns or acquires at any time in the future assets having a book value of $1,000,000 or more, then the Company shall promptly cause such Significant Subsidiary to become a party to this Agreement for purposes of this Section 21 and such Significant Subsidiary shall have all obligations under this Section 21 as if it had been an original party to this Agreement solely for purposes of being a Guarantor.

22.

DUE AUTHORIZATION.  As of the date hereof, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized and approved (i) by the Rachesky Indemnification Agreement Committee of the Board (the “Committee”) following due delegation of all power and authority by the Board to the Committee to consider and approve, pursuant to the resolutions attached hereto as Exhibit A, (ii) by all requisite corporate action on the part of the Guarantors, and (iii) by a unanimous written consent of the stockholders of the Company duly executed in accordance with the DGCL, the Certificate of Incorporation and the Amended and Restated By-Laws of the Company.  As of the date hereof, this Agreement has been duly and validly executed and delivered by the Company and each of the Guarantors which is a party thereto and (assuming the due authorization, execution and delivery by Indemnitee) this Agreement constitutes the legal, valid and binding obligation of the Company, or, as the case may be, the Guarantors, enforceable against the Company or, as the case may be, each Guarantor in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity.

23.

OTHER AGREEMENTS.  If the Company proposes, at any time and from time to time, during the term of this Agreement, to enter into any agreement, arrangement or understanding (an “Other Agreement”) with any other person relating to any of the matters addressed by or related to this Agreement, the Company shall (i) give a copy thereof if in writing or a full description thereof, if oral, to the Indemnitee not less than ten (10) days before entering into any such Other Agreement, and (ii) if such proposed Other Agreement contains or refers to any term, provision, condition or arrangement that could be either more favorable to such other person or more restrictive to the Company than those contained (or not contained) in this Agreement, offer the Indemnitee the right to amend this Agreement to incorporate such term, provision, condition or arrangement, no later than ten (10) days prior to the date the Company proposes to enter into such Other Agreement. The Company shall enter into a mutually acceptable amendment to this Agreement in the form provided by the Indemnitee to reflect such Other Agreement (which acceptance by the Company shall not be unreasonably withheld) within five (5) business days following receipt by the Indemnitee of the Other Agreement, and in no event later than the time the Company enters into such Other Agreement with any other person.

24.

NOTICES.  All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given if: (i) delivered by hand and either receipted for, rejected or refused, in any case, by the party to whom said notice or other communication shall have been directed, on the date of such receipt, rejection or refusal or (ii) mailed by certified or registered mail with postage prepaid, on the third business day after the date on which it is so mailed:

(a)

If to an Indemnified Party, at the address indicated on the signature page of this Agreement, or such other address as such Indemnified Party subsequently shall provide in writing to the Company.

(b)

If to the Company, to:

NationsHealth, Inc.

13630 NW 8th Street

Suite 210

Sunrise, Florida 33325

Attention: Chief Executive Officer

Facsimile: (954) 903-5005

or to any other address as may have been furnished to such Indemnified Party in writing by the Company.

25.

CONTRIBUTION.  To the fullest extent permissible under applicable law, if the indemnification provided for in this Agreement is unavailable to an Indemnified Party for any reason whatsoever, the Company, in lieu of indemnifying such Indemnified Party, shall contribute to the amount incurred by such Indemnified Party, whether for Losses and/or for Expenses, in connection with any claim relating to an indemnifiable event under this Agreement, in such proportion as is deemed fair and reasonable in light of all of the circumstances of such Proceeding in order to reflect (i) the relative benefits received by the Company and such Indemnified Party as a result of the event(s) and/or transaction(s) giving cause to such Proceeding; and/or (ii) the relative fault of the Company (and its directors, officers, employees and/or agents) and such Indemnified Party in connection with such event(s) and/or transaction(s).

26.

APPLICABLE LAW AND CONSENT TO JURISDICTION.  This Agreement and the legal relations among the parties shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to its conflict of laws, principles or rules.  Except with respect to any arbitration commenced by an Indemnified Party pursuant to Section 13 of this Agreement, the Company and Indemnitee hereby irrevocably and unconditionally (i) agree that any action or proceeding arising out of or in connection with this Agreement shall be brought only in the state courts of the State of Florida located in Miami-Dade, Broward or Palm Beach County, Florida, or in the U.S. federal courts located in the State of Florida (the “Florida Courts”), and not in any other state or federal court in the United States of America or any court in any other country, (ii) consent to submit to the exclusive jurisdiction of the Florida Courts for purposes of any action or proceeding arising out of or in connection with this Agreement, (iii) waive any objection to the laying of venue of any such action or proceeding in the Florida Courts, and (iv) waive, and agree not to plead or to make, any claim that any such action or proceeding brought in the Florida Courts has been brought in an improper or inconvenient forum.

27.

IDENTICAL COUNTERPARTS.  This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute one and the same Agreement, and executed and delivered by portable document format (PDF) transmission with the same force and effect as if the same were a fully executed and delivered original manual counterpart. Only one such counterpart signed by the party against whom enforceability is sought needs to be produced to evidence the existence of this Agreement.

28.

MISCELLANEOUS.  Whenever the context may require, any pronoun will include the corresponding masculine, feminine and neuter forms.  The headings of the paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction thereof.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed as of the day and year first above written.

NATIONSHEALTH, INC.

By:

/s/ Timothy Fairbanks

Timothy Fairbanks, Chief Operating Officer

SIGNIFICANT SUBSIDIARY

(and solely with respect to Section 21 of this Agreement):

NATIONSHEALTH HOLDINGS, L.L.C.

By:

/s/ Timothy Fairbanks

Timothy Fairbanks, Chief Operating Officer

UNITED STATES PHARMACEUTICAL GROUP, L.L.C.

By:

/s/ Timothy Fairbanks

Timothy Fairbanks, Chief Operating Officer

DIABETES CARE & EDUCATION, INC.

By:

/s/ Timothy Fairbanks

Timothy Fairbanks, Chief Operating Officer

NATIONAL PHARMACEUTICALS AND
MEDICAL PRODUCTS (USA), LLC

By:

/s/ Timothy Fairbanks

Timothy Fairbanks, Chief Operating Officer

INDEMNITEE:

/s/ Mark. H. Rachesky

Name: Mark. H. Rachesky. M.D.

Address:

40 West 57th Street, 24th Floor

New York, New York 10019

Address for Notices:

40 West 57th Street, 24th Floor

New York, New York 10019

Attention: Hal Goldstein

with a copy to:

O’Melveny & Myers LLP

Times Square Tower

7 Times Square

New York, New York 10036

Attention:

Doron Lipshitz

Patricia Perez